Exhibit 99.1

Ingles Markets, Incorporated Reports 45th Year of Record Sales, Plus Fourth Quarter and Fiscal Year 2009 Results

ASHEVILLE, N.C.--(BUSINESS WIRE)--December 7, 2009--Ingles Markets, Incorporated (NASDAQ: IMKTA) today reported fiscal year 2009 sales of $3.25 billion, its 45th consecutive year of sales growth. Excluding gasoline, sales grew 4.3%. Fourth quarter sales totaled $830.1 million. Excluding gasoline, sales grew 1.5% compared with the fourth quarter of the prior fiscal year.

Net income totaled $5.2 million for the three months ended and $28.8 million for the fiscal year ended September 26, 2009, compared with $10.5 million and $52.1 million for the comparable three month and fiscal year periods of 2008. The fiscal year 2009 results include $10.2 million of prepayment penalties and loan cost write-offs related to the Company’s issuance of $575 million in bonds in May 2009 and the higher level of interest expense following the bond issuance.

Commenting on the results, Robert P. Ingle, chief executive officer, said, “Our sales have continued to grow during this recession and we’ve taken care of our financing for future growth and increased profitability. These are important long-term goals for Ingles.”

Fourth Quarter Results

Net sales totaled $830.1 million for the quarter ended September 26, 2009, compared with $842.8 million for the comparable quarter in fiscal 2008. Total and comparable store sales comparisons are affected by retail gasoline prices, which were approximately 37% lower during the fourth fiscal quarter of 2009 compared with the prior year. Grocery segment comparable store sales, excluding gasoline sales, rose 2.4% compared with the fourth quarter of fiscal 2008. The growth in comparable store sales benefited from a 9.9% increase in average weekly customer visits and more than offset a $1.51 decrease in the average purchase amount compared with the fourth quarter of fiscal 2008.

Gross profit for the fourth quarter of fiscal 2009 totaled $184.8 million, an increase of $4.4 million compared with the fourth quarter of fiscal 2008. Gross profit as a percentage of sales increased to 22.3% for the fourth quarter of fiscal 2009 compared with 21.4% for the fourth quarter of fiscal 2008. Grocery segment gross margins excluding gasoline were stable, while gross profit in the Company’s fluid dairy operations increased due to substantially lower milk prices for the fourth fiscal quarter of 2009 compared with the comparable 2008 quarter.

Operating and administrative expenses for the September 2009 quarter totaled $161.1 million, an increase of $7.4 million, or 4.8%, over the September 2008 quarter. As a percentage of sales, operating and administrative expenses were 19.4% for the three months ended September 26, 2009, compared with 18.3% for the three months ended September 27, 2008. In general, the Company’s increased store development activities have resulted in higher personnel, depreciation and occupancy costs compared with the prior year. Ingles operated 200 stores at fiscal year-end 2009, compared with 197 stores at the end of fiscal year 2008.

Net rental income, other income and losses on asset disposals totaled $1.1 million in the fourth quarter of fiscal 2009 compared with $0.7 million for the 2008 fourth fiscal quarter, primarily due to the lower rental income partially offset by fiscal 2008 losses that were related to shopping center and store assets taken out of service in conjunction with the Company’s store relocation, closing and remodeling activities.

Interest expense totaled $16.5 million for the fourth fiscal quarter of 2009, compared with $12.1 million for the fourth fiscal quarter of 2008. Total debt at September 26, 2009, was $849.3 million compared with $717.2 million at September 27, 2008.

The Company’s effective tax rate was 37.5% for the fourth quarter of fiscal 2009 compared with 31.1% for the fourth quarter of fiscal 2008.

Net income for the September 2009 quarter totaled $5.2 million compared with net income of $10.5 million for the September 2008 quarter. Basic and diluted earnings per share for the Company’s publicly traded Class A common stock were $0.23 and $0.22 per share, respectively, for the September 2009 quarter compared with $0.44 and $0.43 per share, respectively, for the September 2008 quarter.

Annual Results

Net sales totaled a record $3.25 billion for the fiscal year ended September 2009, an increase of $12.9 million, or 0.4%, from $3.24 billion for the fiscal year ended September 2008. Fiscal year 2009 was Ingles’ 45th consecutive year of record sales. Excluding gasoline sales where the retail per gallon price was approximately 37% lower, grocery segment comparable store sales increased 5.4%. Excluding gasoline, the number of customer transactions increased 7.9% and the average transaction size decreased by 53 cents. The Company believes customers are eating at home more often and are changing purchasing habits towards private label and lower priced products.

Gross profit for the fiscal year ended September 26, 2009, increased $36.7 million, or 5.2%, to $743.1 million, or 22.9% of sales, compared with $706.3 million, or 21.8% of sales, for the fiscal year ended September 27, 2008.

The increase in grocery segment gross profit dollars was primarily due to the higher sales volume. Grocery segment gross profit as a percentage of total sales (excluding gasoline) was 25.3% for fiscal year 2009 compared with 25.5% for the comparable fiscal 2008 period. The Company has responded to the current competitive environment by keeping prices as low as possible in order to grow sales and market share.

Operating expenses increased $47.5 million comparing fiscal year 2009 to fiscal year 2008, and were 19.5% of sales for fiscal year 2009 compared with 18.1% of sales for fiscal year 2008. Excluding gasoline sales and associated gasoline operating expenses (primarily payroll), operating expenses were 21.7% of sales for fiscal year 2009 period compared with 20.9% for fiscal year 2008. Since the beginning of fiscal year 2008, the Company has completed 22 new, remodeled or relocated stores. Current unfavorable economic conditions have extended the time needed for new and redeveloped stores to reach targeted levels of sales and profitability to cover additional personnel, utility and depreciation costs that are incurred in full from the opening of a new/redeveloped store.

Net rental income, gains/losses on asset disposals and other income totaled $4.9 million for fiscal year 2009, compared with $5.1 million for fiscal year 2008. Lower rental income in fiscal year 2009 was partially offset by fiscal year 2008 losses are related to shopping center and store assets taken out of service in conjunction with the Company’s store relocation, closing and remodeling activities.

Interest expense totaled $59.1 million for the year ended September 26, 2009, compared with $46.9 million for the year ended September 27, 2008. The increased interest expense for fiscal year 2009 is primarily attributable to increased total debt with a higher average interest rate and less interest capitalized as a component of store construction cost.

During fiscal year 2009, the Company incurred $10.2 million of debt extinguishment costs. In May 2009, the Company issued $575.0 million aggregate principal amount of senior notes due in 2017 (the “Notes”). Note proceeds were used to pay off $350 million aggregate principal amount of senior subordinated debt maturing in 2011, pay off $45.3 million of indebtedness outstanding under the Company’s committed lines of credit, and pay off $77.7 million of secured indebtedness. In conjunction with these payoffs, the Company incurred call premiums and prepayment penalties totaling $6.8 million and wrote off $3.4 million of unamortized capitalized loan issuance costs associated with the paid off debt.

The Company’s effective tax rate was 37.6% for fiscal year 2009 compared with 34.6% for fiscal year 2008 due to a higher provision for deferred taxes.

Net income for fiscal year 2009 totaled $28.8 million compared with net income of $52.1 million for fiscal year 2008. Basic and diluted earnings per share for the Company’s publicly traded Class A common stock were $1.23 and $1.18 per share, respectively, for the year ended September 26, 2009, compared with $2.22 and $2.13 per share, respectively, for the year ended September 27, 2008.

Capital expenditures totaled $141.0 million and $248.8 million for fiscal years 2009 and 2008, respectively. During fiscal 2009, Ingles opened four new stores, closed one older store and completed six replacement or remodeled stores. Retail square footage increased to 10.7 million square feet at September 26, 2009, compared with 10.2 million square feet at September 27, 2008. Current economic conditions have resulted in the Company reducing the number of planned projects that will be started during the upcoming fiscal year. For fiscal year 2010, the Company plans to open 10 new, replacement or remodeled stores and add three fuel stations either at existing stores or in conjunction with its new, replacement and remodeled stores. Total fiscal year 2010 capital expenditures are estimated at between $120 million and $150 million.

In conjunction with the new senior note issuance in May 2009, the Company entered into a new three-year $175.0 million syndicated line of credit facility to replace certain existing facilities. Line of credit facilities total $190.0 million of which there are no amounts outstanding at September 26, 2009. As a result of the new senior note issuance and repayment of other debt, the Company extended the average maturity of its debt, decreased its letter of credit outstanding to $8.2 million and increased the amount of unencumbered real property and equipment. The Company also had $77.0 million cash on hand at September 26, 2009.

The comments in this press release contain certain forward-looking statements. Ingles undertakes no obligation to publicly release any revisions to any forward-looking statements contained herein to reflect events or circumstances occurring after the date hereof or to reflect the occurrence of unanticipated events, except as required by law. Ingles’ actual results may differ materially from those projected in forward-looking statements made by, or on behalf of, Ingles. Factors that may affect results include changes in business and economic conditions generally in Ingles’ operating area, pricing pressures, increased competitive efforts by others in Ingles’ marketing areas and the availability of financing for capital improvements. A more detailed discussion of these factors may be found in reports filed by the Company with the Securities and Exchange Commission including its 2009 Form 10-K and Forms 10-Q.

Ingles Markets, Incorporated is a leading supermarket chain with operations in six southeastern states. Headquartered in Asheville, North Carolina, the Company operates 200 supermarkets. In conjunction with its supermarket operations, the Company also operates 72 neighborhood shopping centers, all but 16 of which contain an Ingles supermarket. The Company’s Class A Common Stock is traded on The NASDAQ Stock Market’s Global Select Market under the symbol IMKTA. For more information about the Company, visit Ingles’ website at www.ingles-markets.com.

INGLES MARKETS, INCORPORATED
(Amounts in thousands except per share data)

Financial Highlights
(Unaudited)

	Quarter Ended		Year Ended
	Sept. 26,	Sept. 27,	Sept. 26,	Sept. 27,
	2009	2008	2009	2008

Net sales	$830,127	$842,791	$3,250,933	$3,238,046
Gross profit	184,836	180,426	743,081	706,336
Operating and administrative expenses	161,141	153,769	632,410	584,881
Rental income, net	560	536	2,432	3,322
(Loss) gain from sale or disposal of assets	(60)	(661)	120	(1,331)
Income from operations	24,195	26,532	113,223	123,446
Other income, net	642	778	2,310	3,122
Interest expense	16,529	12,121	59,059	46,886
Loss on early extinguishment of debt	–	–	10,241	–
Income taxes	3,116	4,727	17,405	27,559
Net income	$5,192	$10,462	$28,828	$52,123

Basic earnings per common share – Class A	$0.23	$0.44	$1.23	$2.22
Basic earnings per common share – Class B	$0.21	$0.40	$1.12	$2.02
Diluted earnings per common share – Class A	$0.22	$0.43	$1.18	$2.13
Diluted earnings per common share – Class B	$0.21	$0.40	$1.12	$2.02

Additional selected information:
Depreciation and amortization expense	$20,705	$18,235	$79,679	$69,098
Rent expense	$4,229	$2,918	$15,417	$14,495

Condensed Consolidated Balance Sheets

	Sept. 26,		Sept. 27,
	2009		2008
ASSETS
Cash and cash equivalents	$77,036		$4,179
Receivables-net	50,402		47,272
Inventories	271,745		258,677
Other current assets	24,537		24,635
Property and equipment-net	1,072,937		1,030,023
Other assets	20,952		10,218
TOTAL ASSETS	$1,517,609		$1,375,004
LIABILITIES AND STOCKHOLDERS' EQUITY
Short-term loans and current maturities of long-term debt	$31,315		$36,156
Accounts payable, accrued expenses and current portion of other long-term liabilities	197,247		217,117
Deferred income taxes	67,223		50,523
Long-term debt	818,000		681,001
Other long-term liabilities	5,660		5,393
Total Liabilities	1,119,445		990,190
Stockholders' equity	398,164		384,814
TOTAL LIABILITIES AND STOCKHOLDERS' EQUITY	$1,517,609		$1,375,004

CONTACT:
Ingles Markets, Incorporated
Ron Freeman, Chief Financial Officer
828-669-2941 (Ext. 223)